                            FUND ACCOUNTING AGREEMENT

     THIS AGREEMENT is made as of this 18th day of May, 2004, by and between THE HARTFORD MUTUAL FUNDS II, INC. (formerly Hartford-Fortis Series Fund, Inc.), a Maryland corporation, on behalf of each series listed on Schedule A (each a "Fund" and together the "Funds") and HARTFORD LIFE INSURANCE COMPANY ("Fund Accountant"), a Connecticut corporation, and Hartford Investment Financial Services, LLC (formerly Hartford Investment Financial Services Company) ("HIFSCO"), a Delaware limited liability company. This Agreement is intended to take effect as if entered into among each Fund, severally, Fund Accountant and HIFSCO, and the provisions of this Agreement shall be construed accordingly.

     WHEREAS, the Funds, HIFSCO and Hartford Administrative Services Company ("HASCO") executed an Amended and Restated Fund Accounting Agreement dated February 18, 2002, which incorrectly identified HASCO, rather than Hartford Life Insurance Company, as the fund accountant to the Funds; and

     WHEREAS, all parties wish to correct this error; and

     WHEREAS, the Funds are comprised of one or more registered management investment companies under the Investment Company Act of 1940, as amended, (the "1940 Act") and are currently offering shares of common stock (such shares, of all series and classes, are hereinafter called the "Shares"); and

     WHEREAS, the Funds desire that the Fund Accountant perform certain fund accounting services for each Fund; and

     WHEREAS, the Fund Accountant is prepared to perform such services on the terms and conditions set forth in this Agreement,

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.   SERVICES AS FUND ACCOUNTANT

     The Fund Accountant will provide such fund accounting services as the Funds may reasonably request, including daily pricing of portfolio securities, computation of the net asset value and the net income of the Funds in accordance with the Funds' prospectuses and statements of additional information; calculation of the dividend and capital gain distributions (including that needed to avoid all Federal excise taxes), if any; calculation of yields on all applicable Funds and all classes thereof; preparation of the following reports:
(i) a current security position report; (ii) a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order); and (iii) a current cash position report (including cash available from portfolio sales and maturities and sales of a Fund's Shares less cash needed for redemptions and settlement of portfolio purchases); and such other similar services with respect to a Fund as may be reasonably requested by the Funds. With regard to securities for which market quotations are available, the Fund Accountant may use one or more external pricing services as selected and authorized by the Fund on the Pricing Authorization Form attached hereto as Schedule B. The Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the 1940 Act (the "Rule"): journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule; general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule; separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and a monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

     In compliance with the requirements of Rule 31a-3 under the 1940 Act, Fund Accountant hereby agrees that all records which it maintains for the Funds are the property of the Funds and further agrees to surrender promptly to the Funds any of such records upon the Funds' request. However, Fund Accountant has the right to make copies of such records, in its discretion. Fund Accountant further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act. Fund Accountant may delegate some or all of its responsibilities under this Agreement with the consent of the Funds, which will not be unreasonably withheld.

2.   COMPENSATION

     Except as stated below, on the first business day of each month, or at such time(s) as the parties shall agree, the Fund's shall pay a fee calculated at the applicable annual rate set forth on Schedule C hereto. Net asset value shall be computed at least once a day, as set forth in the Funds' prospectuses. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be payable upon the date of termination of this Agreement.

     The Fund Accountant will from time to time employ or associate with such person or persons as the Fund Accountant may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be officers, or employees who are employed by both Fund Accountant and HIFSCO. The compensation of such person or persons shall be paid by the Fund Accountant and no obligation may be incurred on behalf of the Funds in such respect. Other expenses to be incurred in the operation of the Funds including taxes, interest, brokerage fees and commissions, if any, fees of Directors who are not officers, directors, shareholders or employees of the Fund Accountant or the investment adviser or distributor for the Funds, SEC fees and state Blue Sky qualification fees, advisory and administration fees, transfer and dividend disbursing agents' fees, certain insurance premiums, auditing and legal expenses, costs of maintenance of corporate existence, typesetting and printing prospectuses for regulatory purposes and for distribution to current Shareholders of the Funds, costs of Shareholders' reports and meetings and any extraordinary expenses will be borne by the Funds, except as may otherwise be agreed between the Funds and HIFSCO.

     HIFSCO shall be responsible for payment of all accounting fees related to Classes E, H, L, M, N and Z of each Fund listed on Schedule A.

3.   CONFIDENTIALITY

     The Fund Accountant agrees to treat confidentially and as the proprietary information of the Funds, all records and other information relative to the Funds and prior, present, or potential Shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Funds, which approval shall not be unreasonably withheld and may not be withheld where the Fund Accountant may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Funds.

4.   INDEMNIFICATION

     The Fund Accountant shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Funds for any action taken or omitted by the Fund Accountant in the absence of bad faith, willful misfeasance or negligence. The Fund Accountant assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay, or any other loss whatsoever caused by events beyond its reasonable control.

     Any person, even though also an employee, or agent of the Fund Accountant who may be or become an officer, trustee, employee, or agent of the Funds shall be deemed, when rendering services to the Funds, or acting on any business of that party, to be rendering such services to or acting solely for that party and not as an employee, or agent or one under the control or direction of the Fund Accountant even though paid by them.

     The Funds agree to indemnify and hold the Fund Accountant harmless from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities and blue sky laws, all as amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements arising directly or indirectly from any action or thing which the Fund Accountant takes or does or omits to take or do hereunder, provided that the Fund Accountant shall not be indemnified against any liability to the Funds or to their Shareholders (or any expenses incident to such liability) arising out of the Fund Accountant's negligent failure to perform its duties under this Agreement. For clarification, to the extent any obligation to provide indemnification under this Section 4 arises in respect of any Fund, the obligation so to indemnify shall be the obligation of each such fund, and no other Fund.

5.   TERM

     This Agreement shall become effective on February 18, 2002 and may be terminated upon at least sixty (60) days' written notice to the other party.

6.   NOTICES

     All notices and other communications (collectively referred to as a "Notice" or "Notices" in this paragraph) hereunder shall be in writing or by telegram, cable, telex or facsimile sending device. Notices shall be addressed
(a) if to the Fund Accountant, at its address, Hartford Life Insurance Company, 500 Bielenberg Dr., Woodbury, MN 55125, Attn: Fund Accounting; (b) if to the Funds, at their principal place of business or (c) if to neither of the foregoing, at such other address as to which the sender shall have been notified by any such Notice or other communication. The Notice may be sent by first-class mail, in which case it shall be deemed to have been given three days after it is sent, or if sent by confirming telegram, cable, telex, or facsimile sending device, it shall be deemed to have been given immediately.

7.   FURTHER ACTIONS

     Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

8.   ASSIGNMENT

     This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party which, in the case of assignment to an affiliate, shall not be unreasonably denied.

9.   AMENDMENTS

     This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

10.  GOVERNING STATE LAW

     This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Connecticut.

11.  MISCELLANEOUS

     This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        THE HARTFORD MUTUAL FUNDS II, INC.


                                        By /s/ David M. Znamierowski
                                           -------------------------------------
                                        Name: David M. Znamierowski
                                        Title: President


                                        HARTFORD LIFE INSURANCE COMPANY


                                        By /s/ David M. Znamierowski
                                           -------------------------------------
                                        Name: David M. Znamierowski
                                        Title: Senior Vice President


                                        HARTFORD INVESTMENT FINANCIAL
                                        SERVICES, LLC


                                        By /s/ David M. Znamierowski
                                           -------------------------------------
                                        Name: David M. Znamierowski
                                        Title: Senior Vice President


AGREED TO AND ACCEPTED:

HARTFORD ADMINISTRATIVE SERVICES COMPANY


By /s/ John C. Walters
   ----------------------------------
Name: John C. Walters
Title: Executive Vice President

                                   SCHEDULE A

                        to the Fund Accounting Agreement

NAME OF FUND

Hartford Growth Opportunities Fund
Hartford Growth Fund
Hartford SmallCap Growth Fund
Hartford Tax-Free Minnesota Fund
Hartford Tax-Free National Fund
Hartford U.S. Government Securities Fund
Hartford Value Opportunities Fund

                                   SCHEDULE B

                        to the Fund Accounting Agreement

                           PRICING AUTHORIZATION FORM

     Each Fund hereby authorizes Fund Accountant to use the price sources, market indices and tolerance ranges for performing fund pricing and evaluating the reasonability of security prices for each Fund as indicated in the Funds' Board approved Pricing Guidelines.

                                   SCHEDULE C

                        to the Fund Accounting Agreement

                           MUTUAL FUND ACCOUNTING FEES

      AGGREGATE FUND NET ASSETS         ANNUAL FEE
      -------------------------         ----------
All Assets/applied at the Class level      2 bps